Exhibit 10.1

GREAT PLAINS ENERGY INCORPORATED

AMENDED LONG-TERM INCENTIVE PLAN

SECTION ONE.  PURPOSE OF PLAN

The purposes of the Plan are to encourage officers, employees and non-employee directors of the Company to acquire proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to enhance the value of the Company for the benefit of its customers and shareholders, and to aid in the attraction and retention of exceptionally qualified individuals upon whom the Company's success largely depends.

SECTION TWO.  DEFINITIONS

The following definitions are applicable herein:

"Award" means the award to a Participant of Restricted Stock, Stock Options, Limited Stock Appreciation Rights, Performance Shares or Director Deferred Share Units.

"Award Period" means that period established by the Committee during which any performance goals specified with respect to earning any Award are to be measured.

"Board" means the Board of Directors of the Company.

"Cause" means unless otherwise defined in a Participant's employment agreement or change in control severance agreement with the Company, in which case such definition will apply, (i) the material misappropriation of any of the Company's funds or property; (ii) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof; (iii) commission of an act of willful damage, willful misrepresentation, willful dishonesty, or other willful conduct that can reasonably be expected to have a material adverse effect on the business, reputation, or financial situation of the Company; or (iv) gross negligence or willful misconduct in performance of a Participant's duties; provided, however, "cause" shall not exist under clause (iv), above, with respect to an act or failure to act unless (A) the Participant has been provided written notice describing in sufficient detail the acts or failure to act giving rise to the Company's assertion of such gross negligence or misconduct, (B) been provided a reasonable period to remedy any such occurrence and (C) failed to sufficiently remedy the occurrence.

"Code" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated thereunder.

"Committee" means (i) the Compensation and Development Committee of the Board, composed of not less than two directors, each of whom is both a "non-employee director" (within the meaning of Rule 16b-3(b)(3) under the Exchange Act) and an "outside director" (within the meaning of Code Section 162(m)) or (ii) any other committee of the Board to whom the Board has delegated its authority under this Plan.

"Common Stock" means the common stock, without par value, of the Company, or such other class of shares or other securities as may be subject to the Plan as a result of an adjustment made pursuant to the provisions of Section Fifteen I.

"Company" means Great Plains Energy Incorporated and its successors, including any Company as provided in Section Fifteen J.

"Date of Disability" means the date on which a Participant is classified as disabled as defined in the Company's Long-Term Disability Plan.

"Date of Grant" means, unless the Committee otherwise specifies a later Date of Grant in the Committee's applicable granting resolution, the date on which an Award is granted by the Committee.

"Date of Retirement" means the date of normal retirement or early retirement as defined in the Company's pension plan.

"Deferred Compensation Plan" means the Great Plains Energy Incorporated Nonqualified Deferred Compensation Plan, as amended.

"Director" means a member of the Board, a member of the board of directors of any Subsidiary, or any honorary, advisory or emeritus director of the Company or any Subsidiary.

"Director Deferred Share Unit" means, pursuant to Section Twelve of this Plan, a Non-Employee Director's right to receive a payment following the Non-Employee Director's termination from service as a Director, in cash or Common Stock, of an amount equal to the Fair Market Value of one share of Common Stock.

"Director Equity Payment Fees" means any fees payable to a Non-Employee Director in the form of common stock of the Company for his or her service as a Director of the Company or any of its Subsidiaries.

"Director Shares" means, pursuant to Section Twelve of the Plan, shares of Common Stock issued to a Director, as payment for serving as a Director.

"Eligible Employee" means any person employed by the Company or a Subsidiary on a regularly scheduled basis during any portion of an Award Period and who satisfies all of the requirements of Section Six.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" means the closing market price for the Common Stock as reported on the New York Exchange Composite Transactions for the applicable measuring date.

"Good Reason" means, without a Participant's written consent and unless otherwise defined in a Participant's employment agreement or change in control severance agreement with the Company (in which case such definition will apply), any of the following:

(1) Any material and adverse reduction or material and adverse diminution in a Participant's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities held, exercised or assigned at any time during the 90-day period immediately preceding the Change in Control;

(2) Any reduction in a Participant's annual base salary as in effect immediately preceding the Change in Control or as the same may be increased from time to time; or

(3) A Participant being required by the Company to be based at any office or location that is more than 70 miles from the location where the Participant was employed immediately preceding the Change in Control.

Provided, however, notwithstanding the occurrence of any of the events set forth above in this definition, Good Reason shall not include for the purpose of this definition (1) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant, or (2) any reduction in the Participant's base annual salary or reduction in benefits received by the Participant where such reduction is in connection with a company-wide reduction in salaries or benefits.

"Incentive Stock Option" means an incentive stock option within the meaning of Section 422 of the Code.

"Limited Stock Appreciation Right" means an Award granted under Section Nine.

"Non-Employee Director" means a Director who is not employed by the Company or any Subsidiary.

"Option" or "Stock Option" means either a non-qualified stock option or an Incentive Stock Option granted under Section Eight.

"Option Period" or "Option Periods" means the period or periods during which an Option is exercisable as described in Section Eight E.

"Participant" means an Eligible Employee or Non-Employee Director who has been granted an Award under the Plan.

"Plan" means the Great Plains Energy Incorporated Long-Term Incentive Plan, as amended.

"Performance Award" means any Award that will be issued or granted, or become vested or payable, as the case may be, upon the achievement of certain performance goals (as described in Section Eleven B) to a Participant pursuant to Section Eleven.

"Performance Shares" means an Award granted under Section Ten.

"Restricted Stock" means an Award granted under Section Seven.

"Subsidiary" means any corporation of which 50% or more of its outstanding voting stock or voting power is beneficially owned, directly or indirectly, by the Company.

"Termination" means resignation or discharge from employment with the Company or any one of its Subsidiaries, except in the event of death, disability, or retirement.

SECTION THREE.  EFFECTIVE DATE, DURATION AND STOCKHOLDER APPROVAL

A.  Effective Date.

The Plan originally became effective on May 5, 1992 and was subsequently amended effective on May 5, 1992. This Plan is amended effective May 1, 2007 and applies only with respect to Awards granted after such date.

B.  Period for Grants of Awards.

Awards may be granted until May 1, 2017.

C.  Termination of the Plan.
The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.

SECTION FOUR.  ADMINISTRATION

A.  General Powers.

The Plan shall be administered by the Committee for, and on behalf of, the Board. The Committee shall have all of the powers (other than amending or terminating this Plan as provided in Section Fifteen) respecting the Plan. All questions of interpretation and application of the Plan, or of the terms and conditions pursuant to which Awards are granted, exercised or forfeited under the provisions hereof, shall be subject to the determination of the Committee. Any such determination shall be final and binding upon all parties affected thereby.

B. Delegation.

Notwithstanding the general administrative powers discussed above, the Board may, by resolution, expressly delegate to a special committee consisting of two or more directors, who may also be officers of the Company, the authority, within specified parameters, to (i) grant Eligible Employees Awards under the Plan, and (ii) determine the number of such Awards to be received by any such participants; provided, however, that if such delegation of duties and responsibilities is to officers of the Company or to directors who are not "non-employee directors" (within the meaning of Rule 16b-3(b)(3) under the Exchange Act) and "outside directors" (within the meaning of Code Section 162(m)), such officers or directors may not grant Awards to eligible participants (a) who are subject to Section 16(a) of the Exchange Act at the time of grant, or (b) who, at the time of grant, are anticipated to become during the term of the Award, "covered employees" as defined in Section 162(m)(3) of the Code. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation and Development Committee regarding the delegated duties and responsibilities and any Awards so granted.

SECTION FIVE.	GRANT OF AWARDS AND LIMITATION OF NUMBER OF SHARES AWARDED

The Committee may, from time to time, grant Awards to one or more Eligible Employees or Non-Employee Directors, provided that (i) subject to any adjustment pursuant to Section Fifteen I, the aggregate number of shares of Common Stock available for Awards under this Plan may not exceed 5,000,000 shares; (ii) to the extent that an award lapses or the rights of the Participant to whom it was granted terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan; and (iii) shares delivered by the Company under the Plan may be authorized but unissued Common Stock, Common Stock held in the treasury of the Company or Common Stock purchased on the open market (including private purchases) in accordance with applicable securities laws. In determining the size of the Awards, the Committee shall assess the performance of the Eligible Employees against criteria to be established by the Committee, from time to time, based on the Company's performance (such as stockholder and customer related factors) and shall take into account a Participant's responsibility level, potential, cash compensation level, and the Fair Market Value of the common stock at the time of Awards, as well as such other considerations as it deems appropriate. The maximum number of shares of Common Stock with respect to which an Award or Awards may be granted to any Participant in any one taxable year of the Company shall not exceed 100,000 shares (increased, proportionately, in the event of any stock split or stock dividend with respect to the shares in accordance with Section Fifteen I).

SECTION SIX.  ELIGIBILITY

Officers, other employees and Non-Employee Directors of the Company and its Subsidiaries (including officers or salaried full-time employees who are members of the Board) who, in the opinion of the Committee, make or are expected to make significant contributions to the continued growth, development, and financial success of the Company or one or more of its Subsidiaries shall be eligible to receive Awards. Subject to the provisions of the Plan, the Committee shall from time to time select from such eligible persons those to whom Awards shall be granted and determine the amount of such Awards. In no event shall the existence of this Plan create an obligation or duty of the Committee or the Company to grant an Award to any person under this Plan.

SECTION SEVEN.  RESTRICTED STOCK

A.  Grant of Restricted Stock.

The Committee may grant an Award of one or more Shares of Restricted Stock to any Eligible Employee or Non-Employee Director.

A Restricted Stock Award made pursuant to this Section Seven shall be in the form of shares of Common Stock, restricted as provided herein. The Restricted Stock shall be issued in the name of the Participant and shall bear a restrictive legend prohibiting sale, transfer, pledge or hypothecation of the Restricted Stock until the expiration of the restriction period.

The Committee may also impose such other restriction and conditions on the restricted stock as it deems appropriate.

Upon issuance to the Participant of Restricted Stock, the Participant shall have the right to vote the Restricted Stock.

B.  Restriction Period.

At the time Restricted Stock is granted, the Committee shall establish a restriction period applicable to such Award which shall not be less than one year nor more than ten years. Each Restricted Stock Award may have a different restriction period at the discretion of the Committee and the Committee is authorized, in its sole discretion and at any time, to accelerate the time at which any or all of the restrictions on the Restricted Stock shall lapse or to remove any or all of such restrictions. Notwithstanding the above, shares of Restricted Stock may not be sold or transferred by a Participant within six months of the date on which such shares become vested except to the extent necessary to satisfy any minimum withholding tax liability resulting from the vesting of the Restricted Stock.

C.  Forfeiture.

Except as otherwise determined by the Committee, upon the termination of employment of a Participant holding Restricted Stock for any reason during the period of time in which some or all of the shares are subject to restrictions, all shares of Restricted Stock held by the Participant and still subject to restriction will be forfeited by the Participant and reacquired by the Company; provided that in the event of a Participant's retirement, Disability, death, or in cases of special circumstances, the Committee may, in its discretion, waive in whole or in part any or all of the remaining restrictions with respect to the Participant's shares of Restricted Stock.

D.  Payout of Award.

Upon completion of the restriction period and satisfaction of any other restrictions required by the Award, all restrictions on the Restricted Stock will expire and certificates representing the underlying shares will be issued to the Participant.

SECTION EIGHT.  STOCK OPTION

A.  Grant of Option.

The Committee may grant an Award of one or more Options to any Eligible Employee or Non-Employee Director.

B.  Stock Option Agreement.

Each Option granted under the Plan shall be evidenced by a "Stock Option Agreement" between the Company and the Participant containing such terms and conditions as may be determined by the Committee, including, without limitations, provisions to qualify Incentive Stock Options as such under Section 422 of the Code; provided, however, that each Stock Option shall be subject to the following terms and conditions: (i)  the Options are exercisable either in total or in part with a partial exercise not affecting the exercisability of the balance of the Option; (ii)  every share of Common Stock purchased through the exercise of an Option shall be paid for in full at the time of the exercise; (iii)  each Option shall cease to be exercisable, as to any share of Common Stock, at the earliest of (a) the Participant's purchase of the Common Stock to which the Option relates, (b) the exercise of a related Limited Stock Appreciation Right, or (c) the lapse of the Option; and (iv)  Options shall not be transferable by the Participant other than by will or the laws of descent and distribution or pursuant to a domestic relations order validly issued and approved by a Court of proper jurisdiction. Non-Employee Directors shall be ineligible to receive Incentive Stock Options.

C.  Option Price.

The Option Price per share of Common Stock shall be set by the grant, but shall not be less than 100% of the Fair Market Value at the Date of Grant.

D.  Form of Payment.

At the time of an exercise of an Option, the Option price shall be payable in cash or in previously-owned shares of Common Stock or in a combination thereof. When Common Stock is used in full or partial payment of the Option price, it shall be valued at the Fair Market Value on the date the Option is exercised.

E.  Other Terms and Conditions.

Each Option shall become exercisable in such manner and within such Option Period or periods not to exceed ten years from its Date of Grant, as set forth in the Stock Option Agreement.

F.  Lapse of Option.

An Option will lapse upon the first occurrence of one of the following circumstances: (i) ten years from the Date of Grant; (ii) three months following the Participant's Date of Retirement; (iii) at the time of a Participant's Termination; (iv) at the expiration of the Option Period set by the grant; or (v) twelve months from the Date of Disability. If, however, the Participant dies within the Option Period and prior to the lapse of the Option, the Option shall lapse unless it is exercised within the Option Period or twelve months from the date of the Participant's death, whichever is earlier, by the Participant's legal representative or representatives or by the person or persons entitled to do so under the Participant's will or, if the Participant shall fail to make testamentary disposition of such Option or shall die intestate, by the person or persons entitled to receive said Option under the applicable laws of descent and distribution.

G.  Rights as a Stockholder.

A participant or a transferee of a Participant shall have no rights as a stockholder with respect to any shares of common stock covered by an Option, until the date the Option is exercised, except as provided in Section Fifteen A.

H.  Early Disposition of Common Stock.

If a Participant shall engage in a disqualifying disposition (as such term or successor term is then used under the Code) with respect to any shares of common stock purchased pursuant to an Incentive Stock Option (presently within one year from the date the shares were acquired or within two years from the Date of Grant of the Option), then, to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it under the circumstances, the Participant shall, within ten days of such disposition, notify the Company of the dates of acquisition and disposition of such shares of common stock, the number of shares so disposed and the consideration, if any, received therefore.

I.  Individual Dollar Limitations.

The aggregate Fair Market Value (determined at the time of Award) of the common stock, with respect to which an Incentive Stock Option is exercisable for the first time by a Participant during any calendar year (whether under this Plan or another plan or arrangement of the Company) shall not exceed $100,000 (or such other limit as may be in effect under the Code on the date of Award).

J.  No Obligation to Exercise Option.

The granting of an Option shall impose no obligation on the Participant to exercise such Option.

K.  Six Month Period.

At least six months must elapse between the date the Option is acquired by the Participant and the date of disposition of the Option (other than upon exercise or conversion) or the common stock for which it is exercisable.

L  No Repricing of Options Unless Repricing Subject to Stockholder Approval.

In no event may the Committee grant Options in replacement of Options previously granted under this Plan or any other compensation plan of the Company, or may the Committee amend outstanding Options (including amendments to adjust an Option price) unless such replacement or adjustment (i) is subject to and approved by the Company's stockholders or (ii) would not be deemed to be a repricing under the rules of the NYSE.

SECTION NINE.  LIMITED STOCK APPRECIATION RIGHTS

A.  Grant of Limited Stock Appreciation Rights.

The Committee may grant Limited Stock Appreciation Rights to any Eligible Employee or Non-Employee Director provided that the Eligible Employee or Non-Employee Director is holding an Option granted under the Plan.

Limited Stock Appreciation Rights may be granted with respect to an Option at the time of the Option grant or any time thereafter up to six months prior to the Option's expiration.

B.  Exercise of Limited Stock Appreciation Rights.

Limited Stock Appreciation Rights will be automatically exercised one day after an event of Change of Control (as defined in Section Thirteen). A Limited Stock Appreciation Right cannot be exercised in any other manner. Notwithstanding the above, a Limited Stock Appreciation Right will only be exercised if the Change in Control event occurred six months after the date of the grant of the Limited Stock Appreciation Right and the Option to which it relates has not previously been exercised.

The exercise of a Limited Stock Appreciation Right will cancel any related Option and allow the holder to receive in cash an amount equal to the excess of the Fair Market Value on the date of exercise of one share of Common Stock over the Option price, multiplied by the number of shares of Common Stock covered by the related Option.

In the event of an exercise of a Limited Stock Appreciation Right, the number of shares reserved for issuance shall be reduced by the number of shares covered by the Stock Option Award.

SECTION TEN.  PERFORMANCE SHARES

A.  Grant of Performance Shares.

The Committee may grant an Award of one or more Performance Shares to any Eligible Employee or Non-Employee Director.

A Performance Share is the right to receive a payment from the Company with respect to such Performance Share subject to satisfaction of such terms and conditions as the Committee may determine. Performance Shares shall be credited to a Performance Share account to be maintained for each Participant. Each Performance Share shall be deemed to be equivalent of one share of Common Stock. The Award of Performance Shares under the Plan shall not entitle the participant to any interest in or to any dividend, voting, or other rights of a stockholder of the Company.

A grant of Performance Shares may be made by the Committee during the term of the Plan.

The Participant shall be entitled to receive payment for each Performance Share of an amount based on the achievement of performance measures for such Award Period as determined by the Committee. During or before the Award Period, the Committee shall have the right to establish requirements or other criteria for measuring such performance.

B.	Form and Timing of Payment.

Except in the event of a Change of Control, no payment in respect of Performance Shares shall be made before the end of an Award Period or if the Participant is not or has not been at all times since the Performance Shares were granted, an employee of the Company. Any Payment to be made shall be made as soon as practicable following the end of the Award Period.

The payment to which a Participant shall be entitled at the end of an Award Period shall be a dollar amount equal to the Fair Market Value (determined as of the business day immediately preceding the date of payment) of a number of shares of Common Stock equal in number to the quotient obtained by dividing (a) the Fair Market Value of a number of shares of Common Stock equal to the original number of Performance Shares granted by (b) the original Fair Market Value of a share of Common Stock on the Date of Grant of the Performance Shares. Stock received in settlement of Performance Shares may not be disposed of within six months of the date on which the Performance Shares were granted. Payment shall normally be made in Common Stock. The Committee, however, in its sole discretion, may authorize payment in such combinations of cash and Common Stock or all in cash as it deems appropriate.

Examples: For illustration purposes only, two hypothetical examples of the application of this Section Ten B are as follows:

If a Participant is granted 1,000 Performance Shares on March 1, 2004 when the Fair Market Value of a Share of Common Stock is $30, and on the date the Performance Shares become entitled to payment, the Fair Market Value of a Share of Common Stock is $40 per share, the Participant will be entitled to receive a payment (either in cash or Shares of
Common Stock, or both) equal in value to $53,320 (or 1,333 Shares of Common Stock). Such amount determined as follows:

• 1,000 Performance Shares (original grant) multiplied by $40 (current FMV) = $40,000.

• $40,000 divided by $30 (the FMV of a Share of Common Stock on Date of Grant) = 1,333 shares.

• 1,333 shares multiplied by $40 per share = $53,320.

If, on the other hand, a Participant is granted 1,000 Performance Shares on March 1, 2004 when the Fair Market Value of a Share of Common Stock is $30, and on the date the Performance Shares become entitled to payment, the Fair Market Value of a Share of Common Stock is $20 per share, the Participant will be entitled to receive a payment (either in cash or Shares of Common Stock) equal in value to $13,333.32 (or 666.666 Shares of Common Stock). Such amount being determined as follows:

• 1,000 Performance Shares (original grant) multiplied by $20 (current FMV) = $20,000.

• $20,000 divided by $30 (the FMV of a Share of Common Stock on Date of Grant) = 666.666 shares.

• 666.666 shares multiplied by $20 per share = $13,333.32.

C.	Forfeiture.

Except as otherwise determined by the Committee, upon the termination of employment of a Participant holding Performance Shares for any reason before some or all of the Performance Shares have been paid, all Performance Shares which are not otherwise eligible to be paid will be forfeited by the Participant; provided that in the event of a Participant's retirement, Disability, death, or in cases of special circumstances, the Committee may, in its discretion, either accelerate payment on some or all of the Performance Shares or provide that the payout of any Performance Shares will be prorated for service during the Award Period and paid at the end of the Award Period.

D.	Dividend Equivalents

The Committee may provide in an Award agreement that, as of the date any dividend is paid to holders of shares of Common Stock, one of more Performance Share shall also be credited with a hypothetical cash credit equal to the per share dividend paid on a share of Common Stock. Unless otherwise provided in an Award agreement, if the Award agreement provides for the payment of dividend equivalents, such dividend equivalents will be equal to the dividends paid during the entire Award Period for which the Performance Shares relate and not just that period of time after the Performance Shares were granted. At the end of an Award Period and provided the Performance Shares have not been forfeited in accordance with the terms of this Plan, the Participant shall be paid, in a lump sum cash payment, the aggregate amount of such hypothetical dividend equivalents.

SECTION ELEVEN.  PERFORMANCE AWARDS; SECTION 162(M) PROVISIONS.

A.  Terms of Performance Awards.

The Committee may grant one or more Performance Awards to any Eligible Employee or Non-Employee Director.

Except as provided in Section Thirteen, Performance Awards will be issued or granted, or become vested or payable, only after the end of the relevant Award Period. The performance goals to be achieved for each Award Period and the amount of the Award to be distributed upon satisfaction of those performance goals shall be conclusively determined by the Committee. When the Committee determines whether a performance goal has been satisfied for any Award Period, the Committee, where the Committee deems appropriate, may make such determination using calculations which alternatively include and exclude one, or more than one, "extraordinary items" as determined under U.S. generally accepted accounting principles ("GAAP"), and the Committee may determine whether a performance goal has been satisfied for any Award Period taking into account the alternative which the Committee deems appropriate under the circumstances. The Committee also may establish performance goals that are determined using GAAP or other non-GAAP financial measures and may exclude or take into account mark-to-market gains and losses on energy contracts, any unusual or non-recurring items, including the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes and, further, may take into account any unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other items and factors as the Committee may determine reasonable and appropriate under the circumstances (including any factors that could result in the Company's paying non-deductible compensation to an Employee or Non-Employee Director).

B.	Performance Goals.

If an Award is subject to this Section Eleven, then the lapsing of restrictions thereon, or the vesting thereof, and the distribution of cash, shares of Common Stock or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of one or any combination of the following metrics (which may be calculated on a GAAP or non-GAAP basis), and which may be established on an absolute or relative basis for the Company as a whole or any of its subsidiaries, operating divisions or other operating units:

1. Earnings measures (either in the aggregate or on a per-share basis);

2. Growth or rate of growth in earnings measures (either in the aggregate or on a per-share basis);

3. Net income or loss (either in the aggregate or on a per-share basis);

4. Cash flow provided by operations (either in the aggregate or on a per-share basis);

5. Growth or rate of growth in cash flow (either in the aggregate or on a per-share basis);

6. Cash flow measures (either in the aggregate on a per-share basis);

7. Reductions in expense levels, determined either on a Company-wide basis or in respect of any one or more subsidiaries or business units;

8. Operating and maintenance cost management and employee productivity;

9. Stockholder returns (including return on assets, investments, equity, or gross sales);

10. Return measures (including return on assets, equity, or sales);

11. Growth or rate of growth in return measures (including return on assets, equity, or sales);

12. Share price (including attainment of a specified per-share price during the Award Period;
growth measures and total stockholder return or attainment by the shares of common stock of a specified price for a specified period of time);

13. Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

14. Achievement of business or operational goals such as market share and/or business development; and/or

15. Achievement of credit ratings or certain credit quality levels;

provided that applicable performance goals may be applied on a pre- or post-tax basis; and provided further that the Committee may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, including but not limited to losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, mark-to-market gains and losses from energy contracts, and any unusual, nonrecurring gain or loss. In addition to the foregoing performance goals, the performance goals shall also include any performance goals which are set forth in a Company bonus or incentive plan, if any, which has been approved by the Company's stockholders, which are incorporated herein by reference. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m).

C.	Adjustments.

Except as provided in Section Fifteen I and Section Thirteen or as provided for in the immediately following sentence, with respect to any Award that is subject to this Section Eleven, the Committee may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or Disability of the Participant. The Committee may, at the time it initially establishes one or more performance goals, provide that the amount payable upon achievement of such performance goal may be increased in the discretion of the Committee or that the achievement of the applicable performance goals may be waived. If the Committee does not specifically provide for such flexibility at the time it establishes a performance goal, the Committee will not be permitted to adjust upwards the amount payable pursuant to the Award nor waive the achievement of the applicable performance goal except in the case of the death or Disability of the Participant.

D.	Other Restrictions.

The Committee shall have the power to impose such other restrictions on Awards subject to this Section Eleven as it may deem necessary or appropriate to insure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Code Section 162(m)(4)(B).

E.	Section 162(m) Limitations.

Notwithstanding any other provision of this Plan, if the Committee determines at the time any Award is granted to a Participant that such Participant is, or is likely to be at the time he or she recognizes income for federal income tax purposes in connection with such Award, a "Covered Employee," then the Committee may provide that this Section Eleven is applicable to such Award.

SECTION TWELVE.  DIRECTOR SHARES and DIRECTOR DEFERRED SHARE UNITS

A.	Election to Receive Award of Director Shares or Director Deferred Share Units.

Each Non-Employee Director may elect to have his/her Director Equity Payment Fees (i) paid on a current basis in the form of Director Shares, or, pursuant to this Section Twelve, on a deferred basis. Any election to have Director Equity Payment Fees converted into Director Deferred Share Units and paid on a deferred basis shall be made in accordance with Section Twelve B below. In the absence of any election made by a Non-Employee Director, all Director's Equity Payment Fees will be paid on a current basis though the issuance of Director Shares.

B.	Timing of Election to Convert Director Equity Payment Fees.

Each Non-Employee Director that desires to convert all or a portion of his or her Director Equity Payment Fees into Director Deferred Share Units shall make such conversion election on the Director's Deferred Equity Payment Election Form (the "Election Form") and file such Election Form with the Plan Administrator before the first day of the calendar year in which services related to the Director Equity Payment Fees to be converted are to be performed. Any Election Form delivered by a Non-Employee Director shall be irrevocable with respect to any Director Equity Payment Fees covered by the elections set forth therein. Such Election Form shall remain in effect for subsequent calendar years until a written notice to revise the Election Form is delivered to the Plan Administrator before the first day of the calendar year in which the services related to the Director Equity Payment Fees subject to the revision are performed. As of each December 31, the election becomes irrevocable with respect to Director Equity Payment Fees payable with respect to services performed in the immediately following calendar year.

Notwithstanding the preceding paragraph, an election made by an individual in the calendar year in which he or she first becomes a Non-Employee Director may be made pursuant to an Election Form delivered to the Company within thirty (30) days after the date on which he or she becomes a Non-Employee Director and shall be effective with respect to Director Equity Payment Fees earned from and after the date such Election Form is delivered to the Company.

C.	Director Equity Payment Fees Conversion Into Director Deferred Share Units.

Any Director Equity Payment Fees that are to be converted into Director Deferred Share Units shall be so converted on each day the Director Equity Payment Fees would otherwise have been payable to the Director. The number of Director Deferred Share Units to be granted to a Non-Employee Director shall be equal to the number of shares of Common Stock that otherwise would have been payable on such day to the Director.

D.	Director Deferred Share Units Account.

The Company will create and maintain on its books a Director Deferred Share Unit Account for each Non-Employee Director who has made an election to convert Director Equity Payment Fees into Director Deferred Share Units. The Company will credit to such account the number of Director Deferred Share Units earned pursuant to the Non-Employee's Director's conversion election.

E.	Dividends.

As of the date any dividend is paid to holders of shares of Common Stock, each Director Deferred Share Unit Account, regardless of whether the Non-Employee Director is then a Director, will be credited with additional Director Deferred Share Units equal to the number of shares of the Common Stock that could have been purchased with the amount which would have been paid as dividends on a number of shares (including fractions of a share to three decimals) of the Common Stock equal to the number of Director Deferred Share Units credited to such Director Deferred Share Unit Account as of the record date applicable to such dividend. The number of additional Director Deferred Share Units to be credited will be calculated to three decimals by dividing the amount which would have been paid as dividends by the Fair Market Value of one share of Common Stock as of the applicable dividend payment date. In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Committee.

F.	Distribution of Director Deferred Share Units.

On the January 31st next following the date the Non-Employee Director's service on the Board terminates for any reason, all of a Non-Employee Director's Director Deferred Share Units credited to the
Non-Employee's Director Deferred Share Unit Account shall be converted into an equal amount of shares of Common Stock and all whole shares of Common Stock shall be distributed, in kind, to the
Non-Employee Director, or to his beneficiaries in the event of his death, in a single lump sum. Any fractional Deferred Share Unit shall be paid in cash, calculated by multiplying the fractional Deferred
Share Unit by the Fair Market Value of the Common Stock as of the business day immediately preceding the date of distribution.

G.	Director Deferred Share Unit Status.

Except for purposes of the Company's Director Stock Ownership guidelines, Director Deferred Share Units are not, and do not constitute, shares of Common Stock, and no right as holder of shares of
Common Stock devolves upon a Non-Employee Director by reason of having Director Share Units credited to his or her account.

SECTION THIRTEEN.  CHANGE IN CONTROL

In the event that, within the period commencing on a Change in Control (as defined below) of the Company and ending on the second anniversary of the Change in Control, and except as the Committee may expressly provide otherwise, a Participant's employment with the Company or one of its affiliates is terminated other than for Cause, or the Participant voluntarily resigns for Good Reason, then (i) all Stock Options then outstanding shall become fully exercisable unless Limited Stock Appreciation Rights were granted in connection with the Stock Options which in such event the Limited Stock Appreciation Rights will be automatically exercised as provided for in Section Nine herein; (ii) all restrictions (other than restrictions imposed by law) and conditions of all Restricted Stock Awards then outstanding shall be deemed satisfied as of the date of the Participant's termination of employment; and (iii) all Performance Share Awards shall be deemed to have been fully earned as of the date of the Participant's termination of employment, subject to the limitation that any Award which has been outstanding less than six months on the date of the Participant's termination of employment shall not be afforded such treatment. Notwithstanding the above paragraph, if a Participant is a "specified employee," as defined in Code section 409A(a)(1)(B)(i) and the payment of any Performance Share Awards would be required under Code section 409A to be delayed for a minimum of six months following the Participant's termination of employment, the payment of any Performance Share Awards shall be so delayed.

For purposes of this Plan, a "Change in Control" means the occurrence of one of the following events, whether in a single transaction or a series of related transactions:

1. any Person (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

2. the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

3. the consummation of a merger, consolidation, reorganization or similar corporate transaction of the Company, whether or not the Company is the surviving corporation in such transaction, other than (A) a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or reorganization, or (B) a merger, consolidation or reorganization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

4. the occurrence of, or the stockholders of the Company approve a Plan of, a complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

SECTION FOURTEEN.  AMENDMENT OF PLAN

The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, except (i) no such action may be taken without shareholder approval which increases the benefits accruing to Participants pursuant to the Plan, increases the number of shares of Common Stock which may be issued pursuant to the Plan (except as provided in Section Fifteen I), extends the period for granting Options under the Plan, modifies the requirements as to eligibility for participation in the Plan, or requires shareholder approval under any law or regulation in effect at the time such amendment is proposed for adoption; (ii) no such action may be taken without the consent of the Participant to whom any Award shall theretofore have been granted, which adversely affects the rights of such Participant concerning such Award, except as such termination or amendment of the Plan is required by statute, or rules and regulations promulgated thereunder; and (iii) no such action may be taken if the proposed amendment must be in the discretion of the Committee to comply with the disinterested administration requirements of Rule 16b-3 under the Exchange Act.

SECTION FIFTEEN.  MISCELLANEOUS PROVISIONS

A. Dividends.

The recipient of an Award may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, dividends or their equivalents, with respect to the number of shares of Common Stock covered by the Award and subject to the terms and conditions of the Plan and any applicable Award agreement.

B.	Nontransferability.

No benefit provided under this Plan shall be subject to alienation or assignment by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process of whatever nature. Any attempted alienation, assignment or attachment shall be void and of no effect whatsoever. Notwithstanding the above, Stock Options and Limited Stock Appreciation Rights may be transferred as provided in any Stock Option Agreement.

Payment shall be made only into the hands of the Participant entitled to receive the same or into the hands of the Participant's authorized legal representative. Deposit of any sum in any financial institution to the credit of any Participant (or of a person entitled to such sum pursuant to the terms of this Plan) shall constitute payment into the hands of that Participant (or such person).

C.	No Employment Right.

Neither this Plan nor any action taken hereunder shall be construed as giving any right to be retained as an officer or employee of the Company or any of its Subsidiaries.

D.	Tax Withholding.

The Company shall be authorized to withhold under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of taxes. Such withholding may be deducted in cash from the value of any Award.

E.	Fractional Shares.

Any fractional shares shall be eliminated at the time of payment or payout by rounding down for fractions of less than one-half and rounding up for fractions equal to or more than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

F.	Government and Other Regulations.

The obligation of the Company to make payment of Awards in common stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by any government agencies as may be required. Except as required by law, the Company shall be under no obligation to register under the Securities Act of 1933, as amended ("Act"), any of the shares of common stock issued, delivered or paid in settlement under the Plan. If common stock granted under the Plan may in certain circumstances be exempt from registration under the Act, the Company may restrict its transfer in such manner as it deems advisable to ensure such exempt status.

G.	Indemnification.

Each person who is or at any time serves as a member of the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost liability, or expenses that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to the Plan. Each person covered by this indemnification shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Restated Articles of Consolidation or By-Laws of the Company or any of its Subsidiaries, as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.

H.	Reliance on Reports.

Each member of the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Committee be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

I.	Changes in Capital Structure.

If, without the receipt of consideration therefore by the Company, the Company shall at any time increase or decrease the number of its outstanding shares of Common Stock or change in any way the rights and privileges of such Common Stock such as, but not limited to, the payment of a stock dividend or any other distribution upon such Common Stock payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Common Stock, such that any adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of (i) the shares of Common Stock as to which Awards may be granted under the Plan, and (ii) the shares of Common Stock then included in each outstanding Award granted hereunder, shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and non assessable at the time of such occurrence.

If any adjustment or substitution provided for in this Section Fifteen I shall result in the creation of a fractional share of Common Stock under any Award, such fractional share shall be rounded to the nearest whole share and fractional shares shall not be issued.

In the case of any such substitution or adjustment affecting an Option or a Limited Stock Appreciation Right, such substitution or adjustments shall be made in a manner that is in accordance with the substitution and assumption rules set forth in Treasury Regulations 1.424-1 and the applicable guidance relating to Code Section 409A.

J.	Company Successors.

In the event the Company becomes party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which the Company will not be the surviving corporation or in which the holders of the common stock will receive securities of another corporation, then such Company shall assume the rights and obligations of the Company under this Plan.

K.	Governing Law.

All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the State of Missouri, without regard to the principles of conflict of laws.

L.	Code Section 409A.

This Plan is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and will be construed and interpreted in accordance with such intent. All payments hereunder are subject to Section 409A of the Code and will be paid in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment will not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Plan that would cause the payment to fail to satisfy Section 409A of the Code will be amended (in a manner that as closely as practicable achieves the original intent of this Plan) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

M. Relationship to Other Benefits.

No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing or group insurance plan of the Company or any Subsidiary, except as may be required by Federal law and regulation or to meet other applicable legal requirements.

N.	Expenses.

The expenses of the Plan shall be borne by the Company and its Subsidiaries if appropriate.

O.	Titles and Headings.

The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.